                         Securities and Exchange Commission

                                Washington, DC  20549




                                   FORM 8-K

                                Current Report




    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




    Date of Report (Date of earliest event reported) - September 26, 1995



                         Minnesota Power & Light Company

                              A Minnesota Corporation
                            Commission File No. 1-3548
                    IRS Employer Identification No. 41-0418150
                              30 West Superior Street
                              Duluth, Minnesota 55802
                             Telephone - (218) 722-2641

Item 5.  Other Events.

A.   Refund Ordered in Connection with 1993 Rate Case

     On September 12 and 26, 1995, the Florida Public Service Commission (FPSC) deliberated on issues pertaining to rates implemented on September 15, 1993, pursuant to the FPSC's March 22, 1993, order (the "1993 Order") approving uniform rates for 127 of the approximate 150 water and wastewater treatment facilities owned by Southern States Utilities (SSU), a wholly-owned subsidiary of Minnesota Power & Light Company (the Company). In its deliberations, the FPSC indicated its intent to issue an order directing SSU to refund, within 90 days of the date of the order, approximately $8 million to customers who paid more since October 1993 under uniform rates than they would have paid under stand-alone rates. This intended action by the FPSC is in response to a decision by the Florida First District Court of Appeals ruling issued April 6, 1995, that the FPSC lacked statutory authority to approve the implementation of uniform rates in its 1993 Order absent a finding that the localities subject to the uniform rates were served by a functionally related system. With "uniform rates," all customers in the uniform rate areas pay the same rates for water and wastewater services. Uniform rates are an alternative to "stand-alone rates" which are calculated based on the cost of serving each locality.

     In the above-referenced deliberations on September 12 and 26, 1995, the FPSC indicated that it would not permit SSU to collect $8 million from customers who paid less under uniform rates. SSU believes that it would be improper for the FPSC to order an $8 million refund to one group of customers without permitting SSU to recover $8 million from the remaining customers because the First District Court of Appeals only addressed the issue of alleged over-payment by some service areas under the uniform rate design and not SSU's total revenue requirement. The FPSC renders its decisions through written orders. In this case, the FPSC's order is due October 16, 1995. If the FPSC's order is consistent with the deliberations as described above, SSU intends to request FPSC reconsideration of the order, and if unsuccessful, believes it probable SSU will prevail on appeal.

B.   Denial of Interim Rates in 1995 Rate Case, with Opportunity to Refile

     In June 1995 SSU filed a request with the FPSC for a general increase in water and wastewater treatment rates. The request seeks to increase revenue by about $18.6 million on an annual basis. SSU based this filing on a forward looking test period, rather than on a historical test period, to recover costs associated with more than $100 million in plant improvements and expansions SSU has completed or plans to complete in the 1992-96 period. Much of the work was or is required to comply with government safety, environmental protection, and water quality standards. In August 1995, the FPSC accepted SSU's rate case. In deliberations on October 6, 1995, the FPSC indicated its intent to deny SSU's request for interim rates that would increase annual revenue by approximately $12 million. Reasons for denial included the fact the FPSC was unable to determine interim rates based on stand-alone rates since SSU filed its request based on uniform rates. However, in its deliberations, the FPSC recognized the unfairness of denying interim rates based upon this reason when, at the time SSU filed its rate case, SSU was unaware of the need for inclusion in its filing of a stand-alone rate structure. Thus, the FPSC indicated in its deliberations that SSU would be permitted, at its discretion, to file a second request for interim rates based on a stand-alone rate design. SSU is considering the appropriateness of an amended interim rate filing and the potential for an appeal to an appropriate state court.

                                 Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             Minnesota Power & Light Company
                                             -------------------------------
                                                       (Registrant)





October 6, 1995                                        D.G. Gartzke
                                             -------------------------------
                                                       D.G. Gartzke
                                             Senior Vice President - Finance
                                                and Chief Financial Officer

                                   - 2 -